SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2004

Orleans Homebuilders, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6830	59-0874323

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Greenwood Square, Suite 101
3333 Street Road, Bensalem, PA	19020

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 245-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Orleans Homebuilders, Inc. (the “Registrant”) hereby amends the following items: Financial Statements and Exhibits of the Registrant’s Current Report on Form 8-K dated August 10, 2004, which was filed on August 11, 2004, as set forth in the pages attached hereto.

Item 7 of the Current Report on Form 8-K dated August 10, 2004 filed by the Registrant on August 11, 2004 is hereby amended to read in its entirety as follows:

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

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(c).	Exhibits.

The following Exhibit is filed as part of this report:

23. Consent of PricewaterhouseCoopers LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORLEANS HOMEBUILDERS, INC.

Dated: October 11, 2004	By: Joseph A. Santangelo

Joseph A. Santangelo
Chief Financial Officer

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Report of Independent Auditors

To the Partners of Realen Homes, L.P.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, partners’ equity and of cash flows present fairly, in all material respects, the financial position of Realen Homes, L.P. and its subsidiaries (the “Partnership”) at December 31, 2003 and the consolidated results of the Partnership’s operations and cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Philadelphia, Pa.
January 30, 2004, except for note 11,
which is as of July 28, 2004

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Realen Homes, L.P.
Consolidated Balance Sheets

(in thousands)	June 30, 2004	December 31, 2003

	(unaudited)
Assets
Cash and cash equivalents	13,829	$10,852
Residential inventories	114,540	99,471
Inventory not owned	3,624	—
Property and equipment, net	316	377
Deposits and other assets	2,440	2,138

	$134,749	$112,838

Liabilities and Partners’ Equity
Construction loans and mortgage payable	304	$304
Revolving credit agreement	69,978	49,478
Accounts payable and accrued expenses (including deferred income taxes)	13,478	14,811
Customer deposits on sales contracts	8,099	2,866
Obligations related to inventory not owned	3,115	—
Senior subordinated debentures	3,592	3,669

	98,566	71,128

Partners’ equity – see statement	36,183	41,710

	$134,749	$112,838

The accompanying notes are an integral part of this financial statement.

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Realen Homes, L.P.
Consolidated Statement of Operations

	For the six months		For the year ended
	ended June 30,		December 31,

(in thousands)	2004	2003	2003

Revenue	(unaudited)
Housing Revenue	$39,007	$56,282	$144,766
Other income	422	616	1,217

Total Revenue	39,429	56,898	145,983

Cost and Expenses
Housing Costs	34,412	46,782	120,824
Selling G&A	6,454	6,612	13,836
Depreciation	90	38	132

	40,956	53,432	134,792

Net Income/(loss)	$(1,527)	$3,466	$11,191

The accompanying notes are an integral part of this financial statement.

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Realen Homes, L.P.
Consolidated Statement of Partners’ Equity

(in thousands)	Amount

Partners equity at January 1, 2003	$40,519

Distributions to partners	(10,000)

Net income	11,191

Partners equity at December 31, 2003	41,710

Distributions to partners (unaudited)	(4,000)

Net income (unaudited)	(1,527)

Partners equity at June 30, 2004 (unaudited)	$36,183

The accompanying notes are an integral part of this financial statement.

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Realen Homes, L.P.
Consolidated Statement of Cash Flows

	For the six months ended June 30,		For the year ended December 31,

(in thousands)	2004	2003	2003

	(unaudited)

Cash flows from operating activities
Net (loss) income	$(1,527)	$3,466	$11,191
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	90	38	132
Discount accretion on subordinated note payable	248	258	510
Changes in assets and liabilities
Increase in residential inventories	(15,069)	(148)	(15,773)
(Increase)/Decrease in deposits and other assets	(811)	(745)	58
Decrease in accounts payable and accrued expenses	(1,333)	(3,782)	(1,123)
Increase/(Decrease) in customer deposits on sale	5,233	115	(817)

Net cash used in operating activities	(13,196)	(798)	(5,822)

Cash flows from investing activities
Purchase of property and equipment	(29)	—	(207)

Net cash used in investing activities	(29)	—	(207)

Cash flows from financing activities
Principal repayments on mortgages payable	(325)	(2,181)	(4,006)
Proceeds from the revolving line of credit	20,500	45,100	54,302
Principal payments under the revolving line of credit	—	(32,895)	(36,739)
Distributions to Partners	(4,000)	(9,000)	(10,000)

Net cash provided by financing activities	16,175	1,024	3,557

Net increase/(decrease) in cash and cash equivalents	2,977	226	(2,472)

Cash and cash equivalents at beginning of period	10,852	13,324	13,324

Cash and cash equivalents at end of period	$13,828	$13,550	$10,852

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Realen Homes, L.P.
Notes to Consolidated Financial Statements

1.	Business and Organization History

Realen Homes, L.P., a wholly-owned subsidiary of DB Homes Venture, LP (“DB Homes”), engages in the development, construction and sale of residential housing in Southeastern Pennsylvania and Chicago, Illinois. DB Homes is affiliated with DeLuca Enterprises Inc. (“DeLuca”), a building group located in the Philadelphia area, and Berwind Property Group (“Berwind”).

2.	Summary of Significant Accounting Policies

Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Realen Homes, L.P. and its wholly-owned or controlled subsidiaries (collectively, the “Partnership”).

In the opinion of management, the consolidated financial statements contain all adjustments, consisting only of normal recurring accruals, necessary to present fairly the consolidated financial position of the Partnership for the periods presented. The interim operating results of Partnership may not be indicative of operating results for the full year.

Cash and Cash Equivalents
Cash accounts and highly liquid investments purchased with original maturities of three months or less are classified as cash and cash equivalents. Included in cash and cash equivalents as of June 30, 2004 and December 31, 2003 is a total of $4,022,000 and $2,050,000, respectively, related to customer deposits held by the Partnership in separate interest bearing accounts in accordance with local laws and regulations. Restricted cash of approximately $0 and $31,000 representing cash escrow reserves required for site improvements and construction completion escrows required by local zoning boards, is also included in this amount at June 30, 2004 and December 31, 2003.

Residential Inventories
General. Land, land development and related costs are amortized to cost of housing construction based upon the total budgeted costs and the number of homes expected to be constructed in each residential development. Residential housing construction and related costs are charged to cost of housing construction generally under the specific identification method. Inventories are stated at the lower of cost or net realizable value. Inventory costs include direct land acquisition, land development and housing construction costs, interest, real estate taxes and other indirect costs of development and construction.

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Realen Homes, L.P.
Notes to Consolidated Financial Statements

Deferred financing. The Partnership capitalizes financing costs attributable to residential communities which are actively being developed. The amounts capitalized are charged to housing construction costs as home sales are closed.

Capitalized interest. For the six month periods ended June 30, 2003 and 2004 and for the year ended December 31, 2003, the Partnership incurred a total of approximately $1,334,000, $1,509,000 and $3,044,000, respectively, in interest expense, all of which was capitalized to housing construction. Capitalized interest is charged to housing construction costs as the related housing inventories are sold.

Fin 46. In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (“FIN 46”). A Variable Interest Entity (“VIE”) is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the equity or (c) do not have the right to receive expected residual returns if they occur. If an entity is deemed to be a VIE, pursuant to FIN 46, an enterprise that absorbs a majority of the expected losses of the VIE is considered the primary beneficiary and must consolidate the VIE. FIN 46 is effective immediately for VIEs created after January 31, 2003. For VIEs created before January 31, 2003, FIN 46 must be applied at the end of the first interim or annual period ending after December 15, 2003.

Based on the provisions of FIN 46, the Partnership has concluded that whenever it enters into an option agreement to acquire land or lots from an entity and pays a significant non-refundable deposit, a VIE is created under condition (ii)(b) of the previous paragraph. As of December 31, 2003, the Partnership’s business plan and existing deposits do not qualify as VIEs or the Partnership would not be the “primary beneficiary” and, accordingly, would not be required to consolidate the VIE under FIN 46. A VIE did exist at June 30, 2004 and has been properly reflected in the unaudited June 30, 2004 balance sheet in the amount of $3,624,000.

Property and Equipment
Property and equipment are recorded at cost and are presented net of accumulated depreciation. Depreciation is recorded over the estimated useful lives of the property and equipment. Maintenance and repair costs are expensed as incurred and the costs of improvements are capitalized. Gains or losses on the disposition of property and equipment are included in operations.

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Realen Homes, L.P.
Notes to Consolidated Financial Statements

Customer Deposits
The Partnership collects deposits from customers at the time of the initial sales contract and when additional options are ordered by the customer. As of June 30, 2004 and December 31, 2003, the Partnership has reflected liabilities totaling $8,099,000 and $2,866,000, respectively, related to these deposits, of which certain amounts are held in separate interest bearing accounts, as described above.

Accretion of Subordinated Note Payable
As further described in Note 8, a subordinated note payable is reflected in the financial statements at its discounted net present value. The non-cash accretion of this note has been eliminated in the statement of cash flows. The imputed interest is appropriately capitalized among the qualifying assets and charged to housing construction costs as the related assets are sold.

Income Recognition The Partnership recognizes revenue from sales of land and residential homes when the sale is closed and title has been transferred to the buyer.

Income Taxes
No provision for Federal income taxes is necessary in the financial statements of the Partnership, because, as a partnership, the Partnership is not generally subject to Federal income tax. The tax effects of its activities accrue to its Partners.

Segment reporting
SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” establishes standards for the manner in which public enterprises report segment information about operating segments. The Partnership has determined that its operations primarily involve one reportable segment, home building.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results may differ from those estimates.

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Realen Homes, L.P.
Notes to Consolidated Financial Statements

3.	Related Party Transactions

The Partnership entered into a management agreement with DeLuca and Bergen Homes, Inc. (“Bergen”), an affiliate of Berwind, pursuant to which DeLuca and Bergen will provide certain services in connection with the development of residential homes for sale by the Partnership. DeLuca and Bergen will be paid a management fee under this agreement equal to $1,500 and $500 per lot, respectively, payable when each lot is sold to a residential homebuyer. During the six month periods ended June 30, 2003 and 2004 and the year ended December 31, 2003, the Partnership incurred approximately $247,500, $198,000, and $643,500, respectively, related to management fees owed to DeLuca and approximately $82,500, $66,000, and $214,500, respectively, related to management fees owed to Bergen, respectively, under this agreement. These amounts have been included in selling, general, and administrative expenses.

The Partnership is currently leasing approximately 9,300 sq. ft. from certain related parties of DB Homes for use as its corporate offices. According to the terms of the lease, the Partnership pays approximately $19,000 per month in base rent in addition to certain common area expenses, as defined in the agreement. The lease expires October 1, 2005. The Partnership has capitalized approximately $75,000 of leasehold improvements related to this lease, which is being amortized over the lease term (see Note 5).

Management believes that the terms of the aforementioned transactions are representative of those that would result from transactions among unrelated parties.

4.	Residential Inventories

The components of residential inventories are as follows:

(in thousands)	Balance at June 30, 2004 (unaudited)	Balance at December 31, 2003

Model homes	$1,888	$1,723
Houses under construction	20,938	16,733
Land acquisitions and development costs	91,714	81,015

	$114,540	$99,471

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Realen Homes, L.P.
Notes to Consolidated Financial Statements

5.	Property and Equipment

Property and equipment consisted of the following:

(in thousands)	Useful Life	Balance at June 30, 2004 (unaudited)	Balance at December 31, 2003

Computers and equipment	3-5 years	$674	$645
Leasehold improvements	Life of lease	108	108
Less: accumulated depreciation		(466)	(376)

Total property and equipment		$316	$377

6.	Purchase Money Mortgages

As of June 30, 2004 and December 31, 2003, the Partnership had approximately $304,000 of purchase money mortgages relating to the acquisition of land for active development projects outstanding. Interest incurred on the loans is at the prime rate which was 4.0% per annum at June 30, 2004 and December 31, 2003, respectively. Purchase money mortgages are due as the homes securing the loans are sold.

Repayments of mortgages may be accelerated through refinancing with purchase money mortgages or if properties are sold prior to scheduled loan repayment dates.

7.	Revolving Credit Agreement

The Partnership had entered into a three year secured revolving credit agreement (the “Facility”) through which it could originally borrow up to $40 million. Subsequently, the Partnership has both extended and amended the loan to increase the total Facility to its current $70 million capacity as of June 30, 2004 and December 31, 2003. The Facility is structured to allow for multiple bank participants (collectively, the “Bank Group”). At this time, there are three banks in the Bank Group, with Wells Fargo Bank acting as the agent bank. Borrowings available under the Facility are based on certain ratios of the loan value to the appraised value of the underlying real estate collateral included in the Facility. The Facility may be drawn on to fund both actual home construction costs and for land and site improvements; however, the Facility contains maximum borrowing levels for land and site improvements that may limit borrowing levels. During 2003, these borrowing levels for land and site improvement costs were increased which will enable the Partnership to borrow at a higher level under the Facility.

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Realen Homes, L.P.
Notes to Consolidated Financial Statements

The Facility currently bears interest at a rate based upon the agent lender’s prime rate. The Partnership, at its option, may elect to convert all or part of the outstanding facility to a fixed rate facility at LIBOR plus 1.875% to 2.5% per annum (based on certain lender ratios), in accordance with the lenders pricing formula for certain predefined periods up to 180 days. In addition, the Partnership is required to pay certain fees, including agency fees, unused facility fees and commitment fees, as stated in the loan agreement. No fees were paid during the six months ended June 30, 2003 and 2004 while $222,500 was paid for the year ended December 31, 2003.

As of June 30, 2004 the Partnership elected to have its outstanding balances allocated as $65,400,000 at LIBOR plus 2.5 percent (aggregating 3.87% per annum as of June 30, 2004) and $4,578,000 at prime (4.25% per annum as of June 30, 2004), resulting in a weighted average borrowing rate on the Facility of 3.90% per annum.

As of December 31, 2003 the Partnership elected to have its outstanding balances allocated as $44,800,000 at LIBOR plus 2.5% (aggregating 3.66% per annum as of December 31, 2003) and $4,678,000 at prime (4.0% per annum as of December 31, 2003), resulting in a weighted average borrowing rate on the Facility of 3.69% per annum.

The Facility contains various financial and operational covenants normally associated with this type of borrowing arrangement. If the Partnership is not in default of these covenants and the Bank Group does not extend the term of the Facility during the annual renewal period, the Facility provides for an orderly reduction and repayment of the Facility over the ensuing two years. The current term of the Facility expires in June 2006.

The Partnership’s ability to borrow under the Facility is based on certain borrowing base calculations performed on a monthly basis. At June 30, 2004 and December 31, 2003, approximately $69,978,000 and $49,478,000, respectively was outstanding under the Facility. As discussed in Note 10, the Partnership also has a letter of credit facility with the Bank Group.

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Realen Homes, L.P.
Notes to Consolidated Financial Statements

8.	Subordinated Note Payable

The Partnership has outstanding a note payable in the face amount of $6.5 million. The note requires nineteen quarterly principal repayments beginning January 2001, with a single installment of $3,412,500 payable at maturity on October 1, 2005. The note also requires the Partnership to maintain certain financial covenants and ratios. The note does not require the payment of interest. For accounting purposes this note was reflected at its net present value at origination using a discount rate of 13.5%. The resultant discount will be amortized as additional interest over the term of the loan using the effective interest method. On September 30, 2002, an affiliate of the parties of the Partnership purchased the note payable with no modification of terms for approximately $4,060,000.

9.	Employee Retirement Plan/Bonus Plan

The Partnership has a 401(k) voluntary retirement plan which is available for all employees who have worked one thousand hours or more, and who have attained 21 years of age. The Partnership matches 50 percent of the first 6 percent of each employee’s contribution. Employees who participate in the plan may contribute up to 50 percent of their total compensation to the plan, up to the statutory maximum for each plan year. The Partnership’s voluntary contributions for six month periods ended June 30, 2003 and 2004 and for the year ended December 31, 2003 were $38,000, $28,000 and $104,000, respectively.

The Partnership provides incentive compensation plans for key employees based on various financial and performance criteria. In 2003 there were 18 key employees participating in these plans. Incentive compensation earned for the six month periods ended June 30, 2003 and 2004 and for the year ended December 31, 2003 was approximately $157,000, $4,000, and $710,000, respectively.

10.	Commitments and Contingencies

The Partnership had outstanding letters of credit and other forms of secured commitments, principally as surety for the completion of site improvements at certain projects, amounting to approximately $29,471,000 at December 31, 2003.

As of June 30, 2004, the Partnership had entered into contracts to purchase 6 parcels of land for an aggregate purchase price of $26,651,000. The Partnerships’ maximum exposure in the event a sale is not consummated is limited to the Partnership’s deposits and capitalized costs, which aggregated approximately $484,000 at June 30, 2004.

As of December 31, 2003, the Partnership had entered into contracts to purchase 5 parcels of land for an aggregate purchase price of $27,985,000. The Partnership’s maximum exposure in the event a sale is not consummated is limited to the Partnership’s deposits and capitalized costs, which aggregated approximately $1,042,000 at December 31, 2003.

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Realen Homes, L.P.
Notes to Consolidated Financial Statements

The Partnership entered into an agreement to purchase land to be used in the construction of homes for sale whereby they may be required to pay additional compensation to the seller if the total revenue, less land development costs, received from a particular project exceeds an amount stated in the agreement. This additional compensation is payable quarterly based on current settlements. Management accounts for this additional compensation prospectively, and as such, a portion of the estimated total compensation to be paid is charged to housing construction costs as each home is sold in the development. During six month periods ended June 30, 2003 and 2004 and the year ended December 31, 2003, approximately $131,000, $0, and $268,000, respectively, of this additional compensation is included in housing construction costs.

Additionally, in connection with the Facility, the Partnership has entered into a $15,000,000 letter of credit facility. This facility was increased to $20,000,000 at June 30, 2004. At June 30, 2004 and December 31, 2003, secured letters of credit totaling $21,209,000 and $23,745,000 were issued under the facility for performance bonds.

The Partnership is involved in various claims arising from its usual and customary business with customers and subcontractors. Management believes the Partnership has adequate insurance or meritorious defenses in all pending cases and that adverse decisions in any or all of the cases would not have a material effect on its financial condition or results of operations.

Warranty Costs
Many of the items relating to workmanship are completed by the existing labor force utilized to construct the other new homes in that community and are therefore already factored into the labor and overhead cost to produce each home. Any significant material defects are generally under warranty with the Partnership’s supplier. The Partnership has not historically incurred any significant litigation requiring additional specific reserves for its product offerings (e.g., mold litigation).

Formally, the Partnership provides all of its homebuyers with a limited one-year warranty as to workmanship. In practice, the Partnership may exceed this warranty period with the ultimate goal of satisfying the customer. This limited warranty program generally covers certain defects for periods of one to two years and major structural defects for up to ten years.

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Realen Homes, L.P.
Notes to Consolidated Financial Statements

The Partnership’s warranty and customer satisfaction costs are charged to cost of sales at the time each home is closed and title and possession have been transferred to the homebuyer. The amount charged to additions represents the cost for warranty and customer satisfaction factored into the cost of each home. The amount recorded as charges incurred represents the actual warranty and customer satisfaction cost incurred for the period presented.

Balance at December 31, 2002	$1,068,000
Additions	503,000
Charges incurred	(533,000)

Balance at December 31, 2003	1,038,000
Additions (unaudited)	200,000
Charges incurred (unaudited)	(223,000)

Balance at June 30, 2004 (unaudited)	$1,015,000

11.	Subsequent Events

On July 28, 2004 the Orleans Homebuilders, Inc. (“Orleans”) acquired all of the outstanding ownership interests of the Partnership. The terms of the purchase agreement were $53,348,000 in cash and a $5,000,000 purchase money note. Orleans retained $1,500,000 of the purchase price to be applied towards any warranty claims made against the Partnership. The purchase money note bears interest at a rate of 3% per year, and the entire principal balance and all accrued interest is payable on July 29, 2006.

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PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that actually would have been realized had the Partnership and Orleans been a combined company during the specified periods. The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto of the Partnership.

The following pro forma combined financial statements give effect to the acquisition of the Partnership using the purchase method of accounting. The pro forma combined financial statements are based on the respective historical audited consolidated financial statements and the notes thereto of the Partnership and Orleans. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The purchase price allocation is based on Orleans’ preliminary estimates of fair value, which is subject to change. However, management does not expect the finalization of these estimates to have a material effect on the purchase price allocation.

The pro forma combined balance sheets assume that the business combination occurred on June 30, 2004. The pro forma combined statements of operations assume the business combination occurred as of July 1, 2003.

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ORLEANS HOMEBUILDERS, INC. AND REALEN HOMES, L.P.
UNAUDITED PRO FORMA COMBINED AND CONDENSED BALANCE SHEETS
JUNE 30, 2004 (In thousands)

	Orleans Homebuilders, Inc.	Realen Homes, L.P.	Pro Forma Adjustments		Pro Forma Combined

Cash	$32,962	$9,807	$(678)	(D)	$42,091
Restricted cash	17,795	4,022	—		21,817
Inventory	301,666	114,540	11,982	(B)	428,188
Inventory not owned	88,995	3,624	—		92,619
Net PP&E	3,163	316	(152)	(C)	3,321
			(6)	(D)
Goodwill	7,187	—	23,965	(A)	20,006
			(11,982)	(B)
			152	(C)
			684	(D)
Other assets	34,834	2,440	—		37,274

Total assets	$486,602	$134,749	$23,965		$645,316

Accounts payable	26,246	9,719	—		35,965
Accrued expenses	46,981	3,759	1,500	(A)	52,240
Related parties	2,879	—			2,879
Customer deposits	22,620	8,099	—		30,719
Obligations related to inventory not owned	81,992	3,115	—		85,107
Construction & land loans	128,773	70,282	53,648	(A)	252,703
Other notes payable	1,139	3,592	5,000	(A)	9,731

Total liabilities	$310,630	$98,566	$60,148		$469,344

Shareholders’ equity	175,972	36,183	(36,183)	(A)	175,972

Total liabilities & equity	$486,602	$134,749	$23,965		$645,316

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ORLEANS HOMEBUILDERS, INC. AND REALEN HOMES, L.P.
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
YEAR ENDED JUNE 30, 2004

(In thousands, except per share amounts)

	Orleans Homebuilders, Inc.	(a) Realen Homes, L.P.	Pro Forma Adjustments		Pro Forma Combined

Revenue	$547,258	$128,680	$(719)	(c)	$675,219

Costs & Expenses:

Residential Properties	417,874	108,621	821	(b)	527,726
			(4,771)	(d)
			5,181	(f)
Selling, General & Administrative	62,364	13,861	4,771	(d)	78,125
			(2,871)	(e)
Interest	336	—	—		336
Other	3,962	—	—		3,962

Total Costs and Expenses	484,536	122,482	3,131		610,149

Income from operations before tax	62,722	6,198	(3,850)		65,070
Income Tax Expense	24,643	—	922	(g)	25,565

Net Income	38,079	6,198	(4,772)		39,505
Preferred Dividends	104	—	—		104

Net Income Available for Shareholders	$37,975	$6,198	$(4,772)		$39,401

Basic EPS	$2.57				$2.67

Diluted EPS	$2.20				$2.28

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ORLEANS HOMEBUILDERS, INC. AND REALEN HOMES, L.P.
NOTE TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
JUNE 30, 2004

Note 1.      Basis of Presentation

The pro forma combined balance sheets assume that the business combination occurred on June 30, 2004 and combines Orleans and the Partnership balance sheets. The pro forma combined statements of operations assume the business combination occurred as of July 1, 2003. On a combined basis there were no transactions between Orleans and the Partnership during the period presented. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed.

Note 2.      Pro Forma Balance Sheet Adjustments

(A)	Acquisition adjustments to record the components of the purchase price – $53,348,000 in cash, a $5,000,000 promissory note which accrues interest at 3% and is payable on July 28, 2006, and a $1,500,000 warranty holdback reserve. To finance the acquisition, Orleans obtained a bridge loan on July 28, 2004 and paid a commitment fee of $300,000. The bridge loan has a maturity date of November 30, 2004.

(B)	The fair value of inventory at date of acquisition exceeded its cost basis by approximately $11,982,000.

(C)	Leasehold improvements of $152,000 were written off as certain office space of the Partnership was vacated subsequent to the acquisition.

(D)	The $684,000 of net assets of Liberty Settlement Services, a subsidiary of Realen Homes, were retained by Realen General Partner, LLC, a Pennsylvania limited liability company, and DB Homes Venture L.P., a Pennsylvania limited partnership (the “Sellers”) and are excluded from the balance sheet at June 30, 2004.

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ORLEANS HOMEBUILDERS, INC. AND REALEN HOMES, L.P.
NOTE TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
JUNE 30, 2004

Note 3.      Pro Forma Income Statement Adjustments

(a)	The fiscal June 30, 2004 income statement for Realen Homes, L.P. is calculated as follows:

	12 Months Ending December 31, 2003	Less: 6 Months Ending June 30, 2003	Add: 6 Months Ending June 30, 2004	12 Months Ending June 30, 2004

Revenue	$145,983	$56,898	$39,429	$128,514

Costs & expenses:

Residential properties	120,824	46,782	34,412	108,454

Selling, general & admin	13,968	6,650	6,544	13,862

	134,792	53,432	40,956	122,316

Net Income/(loss)	$11,191	$3,466	$(1,527)	$6,198

(b)	To finance the acquisition, Orleans obtained a bridge loan on July 28, 2004 and paid a commitment fee of $300,000. Interest is calculated on this debt at Orleans’ average borrowing rate for fiscal 2004. Interest expense is capitalized to inventory and charged to cost and expenses of residential properties as the inventory is delivered.

(c)	Other income of Liberty Settlement Services, a subsidiary of the Partnership, was eliminated as this subsidiary was retained by the Sellers.

(d)	Certain selling expenses totaling $4,771,000 were reclassified to conform to the accounting polices of Orleans Homebuilders, Inc.

(e)	Some fiscal 2004 expenses of the Partnership related to salaries – $1,162,000; insurance – $475,000; management fees – $792,000; and leases – $442,000, totaling $2,871,000, are excluded from the pro forma financial statements since these represent duplicate services that would not have been incurred in a combined company.

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ORLEANS HOMEBUILDERS, INC. AND REALEN HOMES, L.P.
NOTE TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
JUNE 30, 2004

(f)	The fair value of inventory at the date of acquisition exceeded its costs by approximately $11,982,000. An adjustment was made to the Pro Forma Statement of Operations assuming $5,181,000 of the inventory was sold in the initial year of combined operations based upon the number of units completed that year.

(g)	Since the Partnership was operated as a partnership pre-acquisition, tax expense for fiscal year 2004 had to be calculated at Orleans’ effective tax rate of 39.3%. The taxes are calculated as follows:

Pro forma net income	$6,198

Less: Pro forma adjustments	(3,850)

Adjusted Realen L.P.	2,348

Taxes at 39.3%	$922